Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 8th day of November, 1999, by and between S. C. JOHNSON COMMERCIAL MARKETS, INC. a Delaware corporation (“CMI”) and Gregory E. Lawton (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1  Position and Responsibilities.    During the period of this Agreement and subject to the terms and conditions hereof, the Employee agrees to serve as President and Chief Operating Officer, Johnson Wax Professional, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with such position as may be assigned to the Employee from time to time by the President or Chairman.

1.2  Place of Employment.    Employee’s principal place of employment shall be CMI’s corporate headquarters, presently located in Sturtevant, Wisconsin.

1.3  Duties.    During the Period of Employment, the Employee shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under the Agreement; and provided further, that the Employee may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the companies in and which such investments are made. The Employee will perform faithfully the duties consistent with his position and which may be assigned to him from time to time by the President or Chairman.

ARTICLE II

TERM AND TERMINATION

2.1  Term.    Employee’s employment under this Agreement shall commence on November 8, 1999, shall be at will, and may be terminated by formal or informal action of the Chairman or President at any time for any reason not prohibited by law.

2.2  Termination Without Cause.    If Employee’s employment shall be terminated without cause, as defined in Section 2.3 below, Employee shall, in addition to any other compensation and benefits provided by CMI policies and benefit plans then in effect and, so long as he complies with all provisions of the agreements attached as Addenda A, B, and C, receive (a) continuation of his base salary for two years from the effective date of the employment termination; (b) bonus payments at the target level during the salary continuation period, which shall be payable at the time and in the manner in which CMI normally pays such bonuses; and (c) reimbursement of expenses to which Employee is entitled under Section 5.3.

2.3  Resignation Or Termination For Cause.    If Employee should resign his employment, or if the Chairman or President should terminate Employee’s employment for cause, Employee shall not be entitled to any compensation or remuneration other than such amounts and benefits as Employee is eligible to receive under CMI’s then prevailing policies and benefit plans and as prescribed by law. “Cause” means termination for any of the following reasons:

(a)  Material breach of this Agreement.

(b)  Failure to perform within the provisions of “This We Believe”.

(c)  Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d)  Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman or President concerning the operation of CMI’s business.

(e)  Conviction of a felony.

(f)  Theft or misappropriation of funds or property of CMI, or commission of any material act of dishonesty involving CMI, its employees, or business.

(g)  Appropriating any corporate opportunity of CMI, unless the transaction was approved in writing by the Chairman or President following full disclosure of all pertinent details of the transaction.

(h)  Breach of the fiduciary duty owed to CMI as an officer of the CMI.

(i)  Breach of any duty or obligation under the agreements attached as Addenda A through C to this Agreement.

2.4  Death Or Disability.    Employee’s employment shall terminate automatically and immediately upon Employee’s death, or upon the Chairman’s or President’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of his position. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the Chairman or President who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the Chairman or President in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter CMI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long-term disability insurance policy provided by CMI or Employee with respect to employee, which benefits shall be governed solely by the terms of any such insurance policy. If employee’s employment is terminated under this section, Employee or his estate shall be entitled to receive payments as described in Section 2.2 above.

ARTICLE III

COMPENSATION

3.1  Base Salary.    During the Period of Employment, the Company agrees to pay the Employee a base salary (“Base Salary”) of $640,000. Such Base Salary shall be payable according to the customary payroll practices of the Company. The Employee shall be considered for an increase in Base Salary effective October 1 of each contract year.

3.2  Performance Bonus.    The Employee shall be eligible to receive a Performance Bonus in accordance with the terms of the Performance Bonus Objective Plan. The Employee’s target bonus is 70% of fiscal year base salary. Depending on achievement of objectives, this amount can range between 0% and 200% of the target. The Performance Bonuses are paid after approval of the Board of Directors of the Company at their Fall Board meeting.

3.3  Flexible Spending Account.    Employee shall be entitled to an annual Flexible Spending Account of $5,000 to be used for annual country club dues, financial planning, tax advice/preparation and estate planning.

3.4  Benefits.    Employee shall be entitled to participate in all benefit programs which CMI from time to time may make available to other executive level employees. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. CMI expressly reserves the rights in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

LONG TERM INCENTIVE PLAN OPERATING PROVISIONS

The following sets forth additional provisions regarding the Long Term Incentive Plan:

4.1  Participation.    Employee will be eligible to participate in the S. C. Johnson Commercial Markets, Inc. Long Term Equity Incentive Plan (the “LTIP”) in accordance with the terms of the LTIP and the provisions of this Agreement. As provided in the LTIP, however, the awards granted pursuant to the LTIP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIP. The Provisions of the LTIP (including the defined terms) are incorporated by references in this Agreement.

4.2  Awards Generally.    Employee will receive shares which must be purchased (“Purchased Shares”), shares which are awarded subject to a vesting schedule, but for which no purchase must be paid (“Non-Purchased Shares”) and stock options. For each four purchased shares the Employee purchases, the Employee shall be awarded one Non-Purchased Share and one stock option. The terms of each Award (including date of grant, vesting, number of shares; grant price of option, type of option, and exercise price) shall be identified in the attached Addendum A. All awards shall be subject to the provisions of the LTIP and this Agreement.

4.3  Shares.

A)  Non-Purchased Shares.    Non-Purchased shares shall become vested four years from the date of grant. If Employee is terminated as a result of a Termination For Cause or Resignation, employee will forfeit all Non-Purchased Shares which are not yet vested. If Employee is terminated due to death, Disability or Retirement he shall become fully vested in all Non-Purchased shares which are not yet vested. If Employee is terminated for other reasons, the Committee shall determine if Non-Purchased Shares are forfeited.

B)  Purchased Shares.

i)  Loan to Employee.    Company shall lend Employee the money to purchase the Purchased Shares bearing interest, payable annually, at the applicable Federal Rate under section 1274(d) of the Internal Revenue Code, for the month and term for which the loan is made. Such loan will be evidenced by a note (the “Note”) substantially in the form of Addendum B attached to this Agreement and shall be due and payable on the date(s) specified in the Note. Employee assigns, transfers and pledges the Purchased Shares to the Company to secure repayment of the Note.

ii)  Interest Bonus.    Employee shall, during the term of his employment under this Agreement, receive a bonus which is equal to the interest due on the Note. Such bonus shall be paid to the Employee at the time the interest is due on the Note.

iii)  Loan Forgiveness.    Fifty percent of the principal on the Note shall be forgiven if the Employee is employed by the Company on the due date of the Note. Up to the remaining fifty percent may be forgiven at the discretion of the Board. To the extent the principal on the note is forgiven Employee shall receive a tax gross up bonus.

4.4  Stock Options.

A)  Exercise and Vesting.    Vested Options shall be exercisable for a 10 year period from the date of grant. Options shall become vested four years from the date of grant except to the extent vesting is accelerated by the Committee. If Employee is terminated prior to the date he becomes vested as a result of Termination For Cause or Resignation, Employee will forfeit all options not yet vested. If Employee is terminated due to death, Disability or Retirement, Employee shall become fully vested in all options not yet vested. If Employee is terminated for other reasons, the committee shall determine if options are forfeited. All Vested Options must be exercised within 90 days of Employee’s termination of employment.

B)  Exercise.    Vested Options may be exercised by giving notice to the company of the number of shares being exercised accompanied by full payment of the exercise price in cash or such other form of payment as the committee shall permit.

C)  Rights As A Stockholder.    Employee will have no rights as stockholder with respect to shares subject to Options unless and until they are exercised and Company Shares are actually issued to the Employee.

D)  Non-Transferability of Options.    Options are not transferable except by the laws of descent and distribution on the death of the Employee.

4.5    Provisions Applicable To All Purchased and Non-Purchased Shares And Options.

A)  Transfer of Shares and Repurchase By Company.    The Company shall have the option, pursuant to Article V of the LTIP, to repurchase all Company Shares upon Employee’s termination of employment. The purchase price shall be the price determined pursuant to Article 5 of the LTIP as of the June 30 nearest the Employee’s termination of employment. Company shares may not be transferred except pursuant to Section 5.2 of the LTIP. An appropriate legend shall be placed on the Company shares identifying them as subject to its provisions of the LTIP.

B)  Discretion of Committee.    Employee acknowledges the Committee’s authority with respect to the LTIP, including the Committee’s authority to interpret the LTIP. Employee agrees to the committee’s determination of the Company’s value based on its Cash Flow Return on Investment (“CFROI”).

C)  Withholding.    The Company shall have the authority to deduct or withhold, or require Employee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including Employee’s FICA obligation) required by law to be withheld with respect to any exercise of Employee’s rights under this Agreement.

ARTICLE VI

MISCELLANEOUS

5.1  Entire Agreement.    This agreement, together with Addenda A through C attached hereto, set forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

5.2  Waiver of Breach.    The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

5.3  Assignment.    This Agreement shall not be assignable by CMI without the written consent of Employee; provided, however, that if CMI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of CMI.

5.4  Disputes.    Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either CMI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by CMI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. The parties shall share all expenses of arbitration equally.

5.5  Limitation On Claims.    Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

5.6  Notices.    All notices, requests, demands or other communications required or permitted under this Agreement shaIl be in writing and shaIl be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:    Gregory E. Lawton
549 Mayflower Road
Lake Forest, IL 60045

If to CMI:            Debra A. Lake
Vice President, Global Human Resources
S. C. Johnson Commercial Markets, Inc.
8310 16th Street - M/S 515
P.O. Box 902
Sturtevant, WI 53177-0902

with a copy to:    JoAnne Brandes
Sr. Vice President, General Counsel & Secretary
S. C. Johnson Commercial Markets, Inc.
8310 16th Street - M/S 510
P.O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

5.6  Amendment.    This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

5.7  Severability.    If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

5.8  Attachments.    Addenda A through C is attached and each is incorporated by reference as a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

S. C. JOHNSON COMMERCIAL MARKETS, INC.

By:	/s/ JOANNE BRANDES
JoAnne Brandes

/s/ GREGORY E. LAWTON
Gregory E. Lawton (Employee)